UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 21, 2007

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111
(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

1360 O’Brien Drive, Menlo Park, California  94025

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 21, 2007, Depomed, Inc. (the “Company”) amended and restated its Promotion Agreement (the “Promotion Agreement”) with Watson Pharma, Inc. (“Watson”) related to the Company’s Proquin® XR Product (ciprofloxacin hydrochloride extended release tablets) to include the obstetrics/gynecology specialty area.

Pursuant to the Promotion Agreement, the Company has granted to Watson a co-exclusive right to promote Proquin XR to the urology and obstetrics/gynecology specialties, and to the long-term care channel (the “Specialties”) in the United States and its possessions, including Puerto Rico (the “Territory”).  Watson is required to deliver a minimum number of annual sales detail calls to urologists and obstetricians/gynecologists, and to maintain a sales force of a minimum size.

Promotional activities related to Proquin XR within the Specialties will be overseen by a joint steering committee composed of two Company representatives and two Watson representatives.

The Company will be responsible for the manufacture and distribution of Proquin XR.  Each party will bear all of its own personnel and other costs, including marketing expenses.  There is no minimum marketing expense obligation for either party.

Watson will receive a promotion fee equal to an agreed upon portion of gross margin attributable to the Specialties, which is defined in the Promotion Agreement as net sales of Proquin XR within the Specialties (as determined by third party prescriber data) in excess of an agreed upon baseline level of sales within the Specialties, minus a portion of cost of goods sold proportionate to net sales within the Specialties in excess of the baseline.

The Company has retained the right to promote Proquin XR to physicians outside the Specialties, either directly or through third parties.

The term of the Promotion Agreement is three years (subject to early termination in certain circumstances), with up to two additional one-year renewal periods.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: September 26, 2007	By:	/s/John F. Hamilton
John F. Hamilton
Vice President, Finance and
Chief Financial Officer